Exhibit 99.(8)(mm)(v)

Amendment No. 2 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Jefferson National Life Insurance Company

Jefferson National Securities Corporation

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we,” “our,” or “us”), Jefferson National Life Insurance Company, and Jefferson National Securities Corporation, your distributor (collectively, the “Company” “you” or “your”), on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated November 14, 2008, and subsequently amended as of January 15, 2013, and further modified by an Addendum dated May 1, 2011 (the “Agreement”).  The Parties now desire to amend the Agreement by this amendment (the “Amendment”).  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                      Paragraph 3.3.1 of Section 3.3 of the Agreement is deleted and replaced in its entirety with the paragraph 3.3.1 below:

“3.3                        Manual Purchase and Redemption

3.3.1                     You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”).  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus.  “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time.  You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day.  Such Instructions shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive the Instructions from you before 9:00 a.m. Eastern Time on the Business Day following the Designated Day (the “Submission Time”).  Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price.  You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time, including but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time.  You will immediately pay the amount of such loss to a Portfolio upon notification by us.  You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

2.                                      Paragraph 3.4.3 of Section 3.4 of the Agreement is deleted and replaced in its entirety with the paragraph 3.4.3 below:

“3.4                        Automated Purchase and Redemption

3.4.3                     On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Instructions received by you and transmitted to Fund/SERV for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you, if applicable, prior to the Close of Trading on the Designated Day.  Such orders shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive Instructions from Fund/SERV by 9:00 a.m. Eastern Time on the Business Day following the Designated Day (the “Submission Time”).  Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price.  You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time including, but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time.  You will immediately pay the amount of such loss to a Portfolio upon notification by us.  You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

3.                                      Schedule C of the Agreement is hereby deleted in its entirety and replaced with the Schedule C attached.

4.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment as of             , 2015.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE
Only on behalf of each Portfolio listed on Schedule C of the Agreement.	PRODUCTS TRUST
By:
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:
	Name:	Christopher A. Felchlin
	Title:	Vice President

The Company:	JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:
	Name:	Craig A. Hawley
	Title:	Secretary and General Counsel

The Distributor:	JEFFERSON NATIONAL SECURITIES CORPORATION

By:
	Name:	Craig A. Hawley
	Title:	President

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.              Franklin Global Real Estate VIP Fund, Class 2

2.              Franklin High Income VIP Fund, Class 2

3.              Franklin Income VIP Fund, Class 2

4.              Franklin Strategic Income VIP Fund, Class 2

5.              Franklin US Government Securities VIP Fund, Class 2

6.              Franklin Mutual Shares VIP Fund, Class 2

7.              Templeton Global Bond VIP Fund, Class 2

8.              Franklin Rising Dividends VIP Fund, Class 2

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)                                 the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)                                 we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

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FORM OF NOTICE PURSUANT TO SCHEDULE C OF PARTICIPATION AGREEMENT

To:                             General Counsel c/o

Linda Lai (linda.lai@franklintempleton.com) or

Kevin Kirchoff (kevin.kirchoff@franklintempleton.com)

Fax: 650 525-7059

Franklin Templeton Investments

1 Franklin Parkway,

Bldg. 920, 2nd Floor

San Mateo, CA  94402

With respect to the following agreement(s) (altogether, the “Agreement”)

(please reproduce and complete table for multiple agreements):

Date of Participation Agreement:

Insurance Company(ies):

Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios	Offering Date(s)
Listing of current classes for your reference: Class 1 (no 12b-1 fee); Class 2 (12b-1 fee of 25 bps); Class 4 (12b-1 fee of 35 bps); or Class 5 (12b-1 fee of 15 bps).

Name and title of authorized person of insurance company:

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